Exhibit 99.1

Eagle Rock Energy Partners, L.P. Announces Crude Oil, Natural Gas
                   Liquids and Interest Rate Hedges

    HOUSTON--(BUSINESS WIRE)--Sept. 26, 2007--Eagle Rock Energy Partners, L.P. (Nasdaq:EROC) ("Eagle Rock" or the "Partnership") announced today it has entered into several hedging transactions to help mitigate its future commodity price and interest rate exposure. On Sept. 13, 2007, Eagle Rock entered into a West Texas Intermediate
(WTI) crude oil swap for 2008 on 80,000 barrels per month at a swap price of $73.90. Eagle Rock also entered into WTI crude oil collars to negate pre-existing out-of-the-money collars for 2008 production of the same 80,000 barrels per month, at a cost of approximately $9.1 million. The combined impact of these two transactions was to raise Eagle Rock's floor on those volumes by $23.90 per barrel while at the same time raising its cap by $6.51 per barrel to its swap price of $73.90 for 2008. In addition, the Partnership has increased its hedged volumes on its upstream crude oil production by 25,000 barrels per month for the years of 2009 and 2010 at swap prices of $71.25 and $70.00, respectively.

    The Partnership also executed swap transactions on its natural gas liquids production from its midstream assets for the fourth quarter of 2007, increasing ethane hedged volumes by 40,000 barrels per month at $0.8338 per gallon, propane by 35,000 barrels per month at $1.2775 per gallon, iso-butane by 8,500 barrels per month at $1.5575 per gallon and normal-butane by 16,000 barrels per month at $1.5275 per gallon.

    In addition, on Sept. 25, 2007, Eagle Rock entered into natural gas liquids direct swaps for 2008 and 2009 on its un-hedged ethane and propane production volumes. The ethane swaps include 25,000 barrels per month for 2008 at a swap price of $0.72 per gallon and 25,000 barrels per month for 2009 at a swap price of $0.6361 per gallon. The propane swaps were entered into for 35,000 barrels per month for 2008 at a swap price of $1.19 per gallon and for 15,000 barrels per month for 2009 at a swap price of $1.0925 per gallon.

    To mitigate its interest rate risk, on Sept. 17 and 18, 2007, the Partnership entered into three-month Libor swaps for the period of Oct. 1, 2007 through Dec. 31, 2010 at a weighted average swap rate of approximately 4.66% on an additional $150 million of its outstanding indebtedness.

    Eagle Rock Energy Partners, L.P. is a growth-oriented midstream and upstream energy partnership engaged in the businesses of: (i) gathering, compressing, treating, processing, transporting and selling natural gas, (ii) fractionating and transporting natural gas liquids, and (iii) acquiring, developing, and producing oil and gas interests. Its corporate office is located in Houston, Texas.

    This news release may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause the partnership's actual results to differ materially from those implied or expressed by the forward-looking statements.


    CONTACT: Eagle Rock Energy Partners, L.P., Houston
             Alfredo Garcia, 281-408-1204